UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017 (April 5, 2017)

IONIX TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54485	45-0713638
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Chengdong Industrial Park, Fenyi County, Xinyu City, Jiangxi Province, China
(Address of principal executive office)

1-702-475-5906
(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01          Other Events.

On April 7, 2017, Ben William Wong (“Wong”) and Yubao Liu, an individual (“Liu”) entered into a Stock Purchase Agreement (the “Agreement”) whereby Wong agreed to sell and Liu agreed to purchase 5,000,000 shares of the Company’s restricted preferred stock, representing 100% of the total issued and outstanding preferred stock (“Company Preferred Stock”). In consideration for the Company Preferred Stock, Liu agreed to pay to Wong a total of 5,000,000 Chinese Yuan on or before April 30, 2017 (the “Closing”). The Agreement is subject to certain customary conditions to closing. Additionally, on April 5, 2017, Liu and Shining Glory Investments Limited, a British Virgin Islands company (“Shining Glory”), of which Wong is the sole officer and director, entered into a purchase agreement whereby Liu acquired 1 ordinary common stock share (the “Shining Glory Share”) representing approximately 100% of Shining Glory’s outstanding shares of common stock.  In consideration for the Shining Glory Share, Liu agreed to pay to Wong a total of $1 USD and Wong agreed to resign as a Director of Shining Glory. Concurrently, Liu will be appointed as the sole director of Shining Glory. The Agreement is subject to certain customary conditions to closing.

Shining Glory is the beneficial owner of 29,846,000 shares of restricted common stock (“Company Common Stock”) of Ionix Technology, Inc. (the “Company”), representing 30.147% of the Company’s total issued and outstanding common stock, and at Closing Liu will be the beneficial owner of 5,000,000 shares of the Company’s Preferred Stock, representing 100% of the total issued and outstanding preferred stock. As the holder of the Company Preferred Stock, Liu has the right to 100 votes for each share of Company Preferred Stock.  Combining the votes associated with the Company Common Stock with those associated with the Company Preferred Stock means that Liu has over 50% voting control of the Company. As a result, the transaction contemplated by the Agreement will effectuate an indirect change in control of the Company should the Closing occur. Further, if the Closing occurs, Liu, as the sole shareholder, officer and director of Shining Glory, will have dispositive voting control of the Company by virtue of Shining Glory’s ownership of the Company Common Stock and Liu’s ownership of the Company Preferred Stock. There are no arrangements or understandings among Wong and Liu or their associates with respect to Company matters that require shareholders’ vote, including, but not limited to, the election of officers or other matters related to the Company.

The foregoing description of the Agreement is qualified by reference to the complete terms of the agreements, a copy of which is included herewith as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement dated April 7, 2017, by and between Ben Wong and Mr. Yubao Liu

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IONIX TECHNOLOGY, INC.

Dated: April 10, 2017	By:	/s/ Doris Zhou
Doris Zhou
Duly Authorized Officer, Chief Executive Officer